Exhibit 99(a)

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE FIRST QUARTER OF 2006

St. Louis, Missouri, May 3, 2006 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the first quarter of 2006.

Operating Results - First Quarter

Net sales for the first quarter of 2006 were $661.4 million, compared with $641.6 million in the first quarter of 2005, an increase of 3%. Net earnings for the first quarter were $30.2 million, up from $24.8 million in the first quarter of last year. Net earnings per diluted common share were $0.61, as compared to $0.46 in the first quarter of last year ($0.45 pro forma for $1.1 million of net stock option expense).

Included in the 2006 first quarter net earnings was $5.4 million ($0.11 per diluted common share) from the recognition of an accounting gain on interest rate swaps as a result of the refinancing of the company’s revolving credit facility, which occurred early in the second quarter. Also included in the 2006 first quarter net earnings were restructuring, asset impairment and severance charges totaling $0.5 million ($0.8 million before income tax benefits) or $0.01 per diluted common share. The 2005 first quarter net earnings were negatively impacted by restructuring, asset impairment and severance charges totaling $2.5 million ($3.8 million before income tax benefits) or $0.05 per diluted common share.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “We were generally pleased with the results of the quarter. We continue to see mixed results between our Brands, with weakness in one being offset by strength in another. As a whole, however, the stronger performing Brands - particularly Thomasville and Lane - drove meaningful year over year improvements.

“In the longer-term, we continue to pursue the strategies that will drive both growth and profitability across the company. Our senior leadership team is focused on building our Brands through aggressive service initiatives, product development and consumer research. Our logistics and supply chain, sourcing, and retail development processes are being streamlined across all our Brands to support these initiatives.

“During the first quarter we repurchased 1.0 million shares of our common stock.”

Outlook

Mr. Holliman concluded, “With respect to the second quarter, we currently expect net sales to be up in the low single digits versus the second quarter of last year and net earnings per diluted common share to be in the $0.29 to $0.33 range. This includes the effect of $0.03 in previously disclosed restructuring, asset impairment and severance charges. This also includes the effect of $0.03 in increased interest expense due to the upfront recognition of the accounting gain on a cash flow hedge. As is our practice, we will provide an update on our second quarter expectations in early June.”

A conference call will be held to discuss the first quarter results at 7:30 a.m. (Central Time) on May 4, 2006. The call can be listened to on the company’s website - www.furniturebrands.com.

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005

Net sales	$661,445	$641,565
Cost of sales	507,506	491,628
Gross profit	153,939	149,937
Selling, general and administrative expenses	116,564	111,416
Earnings from operations	37,375	38,521
Interest expense	2,961	3,102
Other income, net	10,538	1,809
Earnings before income tax expense	44,952	37,309
Income tax expense	14,730	12,525
Net earnings	$30,222	$24,784

Net earnings per common share (diluted)	$0.61	$0.46

Average diluted common shares
outstanding (in thousands)	49,569	53,507

Included in the above Consolidated Statements of Operations are charges for stock option compensation (beginning January 1, 2006), the accounting gain on interest rate swaps, restructuring and severance. The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations. We believe this reconciliation provides a meaningful comparison of our ongoing operations.

	Three Months Ended
	March 31,	March 31,
	2006	2005

Net earnings	$30,222	$24,784

Adjustments:
Stock option compensation, net	-	(1,099)
Gain on cash flow hedge, net	(5,408)	-
Restructuring charges (1):
Cost of sales	430	1,380
Selling, general and administrative expenses	344	1,368
Severance (executive)	-	1,100
	774	3,848
Income tax expense	271	1,347
Restructuring Charges, net	503	2,501

Adjusted - net earnings	$25,317	$26,186

Adjusted - earnings per share - diluted	$0.51	$0.49
(1) Restructuring charges include asset impairment charges, severance and other closing costs associated with the previously announced plant shutdowns.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$90,554	$114,322
Receivables, net	393,216	349,202
Inventories	439,312	432,814
Prepaid expenses and other current assets	37,720	35,330
Total current assets	960,802	931,668
Property, plant and equipment, net	242,368	250,817
Intangible assets	352,178	352,178
Other assets	49,137	47,561
	$1,604,485	$1,582,224

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$110,698	$101,860
Accrued expenses and other current liabilities	113,189	111,625
Total current liabilities	223,887	213,485
Long-term debt	301,600	301,600
Other long-term liabilities	172,585	163,187

Shareholders’ equity	906,413	903,952
	$1,604,485	$1,582,224

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$30,222	$24,784
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	10,093	11,803
Compensation expense related to stock option
grants and restricted stock awards	1,623	87
Provision (benefit) for deferred income taxes	(3,339)	(2,205)
Other, net	(4,699)	1,417
Changes in operating assets and liabilities:
Accounts receivable	(44,014)	(20,851)
Inventories	(6,498)	15,077
Prepaid expenses and other assets	(399)	(9,174)
Accounts payable and other accrued expenses	17,143	9,198
Other long-term liabilities	4,059	5,557
Net cash provided by operating activities	4,191	35,693

Cash flows from investing activities:
Proceeds from the disposal of assets	3,183	2,139
Additions to property, plant and equipment	(5,356)	(7,941)
Net cash used by investing activities	(2,173)	(5,802)

Cash flows from financing activities:
Proceeds from the exercise of stock options	6,769	572
Tax benefit from the exercise of stock options	404	-
Payments of cash dividends	(7,959)	(7,986)
Payments for the purchase of treasury stock	(25,000)	(5,000)
Net cash used by financing activities	(25,786)	(12,414)

Net increase (decrease) in cash and cash equivalents	(23,768)	17,477
Cash and cash equivalents at beginning of period	114,322	51,248
Cash and cash equivalents at end of period	$90,554	$68,725

Supplemental Disclosure:
Cash payments for income taxes, net	$18,033	$15,500

Cash payments for interest expense	$1,679	$3,153